EXHIBIT 10.27

EVERTEC, INC.
2022 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the Vesting Schedule (defined below), this “Agreement”) is made as of this 29th day of February, 2024 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and you (the “Participant”). Defined terms used but not otherwise defined herein will have the meanings attributed to them in the Plan (defined below).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2022 Equity Incentive Plan (the “Plan”);

WHEREAS, in connection with the Participant’s service as an employee of the Company or any of its Affiliates and Subsidiaries (the “Employment”), the Company desires to grant Restricted Stock Units (“RSUs”) to the Participant (the “Award”), subject to the terms and conditions of the Plan and this Agreement; and

WHEREAS, such RSUs will be time-based RSUs (“Time-Based RSUs”), which vest on a future specified date or dates, as specified in Exhibit A.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.Grant of RSUs. In consideration of the Employment, the Company will grant to the Participant the number of RSUs set forth in the vesting schedule included herein as Exhibit A (the “Vesting Schedule”). Each RSU represents the unfunded and unsecured promise of the Company to deliver to the Participant one share of common stock, par value $.01 per share, of the Company (the “Common Stock”) on the Settlement Date (as defined in Section 6 hereof).

2.Purchase Price. The purchase price of the RSUs shall be deemed to be zero U.S. Dollars ($0) per share.

3.Vesting. The RSUs shall vest and become non-forfeitable on the dates established in the Vesting Schedule (each such date, a “Vesting Date”), provided that the Participant is actively carrying out his or her duties in connection with the Employment at all times from the Date of Grant through each respective Vesting Date.

4.RSUs Vesting Acceleration.

(a)In the event of the Employment’s termination due to Participant’s death or Disability (defined below), then all of the Time-Based RSUs that have not become vested as of the date of the death or the Termination Date (defined below) due to Participant’s Disability, as applicable, shall become fully vested as of the Termination Date conditioned on the Participant, if legally capable at such time, or his estate, beneficiaries or legal representatives, if Participant is deceased or legally incapable at such time, executing a general release of claims related to or arising from Participant’s Employment, in a form acceptable to the Company.

(b)In the event the Employment is terminated for any other reason, including without limitation by the Company with or without cause or due to the Participant’s resignation, then all RSUs that have not become vested as of the Termination Date shall automatically be forfeited.

(c)For purposes of this Agreement:

i.“Disability” has the following meaning: the Participant’s inability to perform the Employment by reason of any medically determinable physical or mental impairment for a period of 6 months or more in any 12-month period.

ii.“Termination Date” is the date the Participant’s Employment is terminated under the circumstances set forth in (a) or (b) above.

5.Dividend Equivalents. If the Company pays an ordinary cash dividend on its outstanding Common Stock at any time between the Date of Grant and the Settlement Date (as defined in Section 6 below) -- provided that the date on which stockholders of record are determined for purposes of paying a cash dividend on issued and outstanding shares of the Common Stock falls after the Date of Grant -- the Participant shall receive on the Settlement Date or at the next payroll payment (but in no event more than 75 days after the Vesting Date) either: (a) a number of Shares (as defined in Section 6 below) having a Fair Market Value (as defined below) on the Vesting Date equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date; or (b) a lump sum cash payment equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date ((a) or (b) as applicable, the “Dividend Payment”); provided, however, that in the case of (a), any partial Share resulting from the calculation will be paid in cash.

For purposes of this Agreement, “Fair Market Value” means the closing price of the Company’s Common Stock at the close of business of the applicable date.

6.Settlement. Within 75 days following the day any RSUs are vested in accordance with the terms and conditions of this Agreement (the “Settlement Date”), the Company shall (a) issue and deliver to the Participant one share of Common Stock for each vested RSU (the “Shares”) and enter the Participant’s name as a shareholder of record or beneficial owner with respect to the Shares on the books of the Company; and (b) calculate the Dividend Payment. The Participant agrees that the Company may deduct from the Dividend Payment any amounts owed by the Participant to the Company with respect to any whole Share issued by the Company to the Participant to cover any partial Share resulting from the settlement process.

7.Restrictive Covenants.

(a)The Participant hereby acknowledges that he or she is familiar with the Confidential Information (defined below) of the Company and its Affiliates and Subsidiaries. The Participant acknowledges and agrees that the Company would be irreparably damaged if the Participant were to provide services to any person competing with the Company or any of its Affiliates or Subsidiaries or engaged in a Similar Business (defined below) and that such competition by the Participant would result in a significant loss of goodwill by the Company. Therefore, the Participant agrees that the following are reasonable restrictions:

i.Similar Business: In consideration of the Award, during the Employment and for a term of 12 months immediately after the Termination Date, the Participant shall not, directly or indirectly, Engage in Similar Business services or activities within a 10-mile perimeter of where the Company is engaged in business in Puerto Rico and within that same perimeter in any other country with respect to which the Participant performed his duties on a regular basis as an employee for the Company, during the 12 consecutive month period ending on the Termination Date; provided, that nothing herein shall prohibit the Participant from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as the Participant has no active participation in the business of such corporation.

(b)In consideration of the Award, during the Employment and ending 12 months after the Termination Date, the Participant shall not directly, or indirectly through another person, (i) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries to leave the employ or services of the Company or any of its Affiliates or Subsidiaries, or in any way interfere with the relationship between the Company or any of its Affiliates or Subsidiaries and any employee, representative, agent or consultant thereof; or (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries at any time during the 12 month period immediately prior to the date on which such hiring would take place. No action by another person or entity shall be deemed to be a breach of this provision unless the Participant directly or indirectly assisted, encouraged, or otherwise counseled such person or entity to engage in such activity.

(c)For purposes of this Section 7:

i.“Engage” means participate in, consult with, be employed by, or assist with the organization, policy making, ownership, financing, management, operation, or control of any Similar Business in any capacity in which, in the absence of this Agreement, Confidential Information, inventions, Trade Secrets of the Company or Goodwill would reasonably be considered useful.
ii.“Similar Business” shall mean the same business of providing full-service transaction processing, including merchant acquiring, payment services and business process management services, to the extent such activity or activities were actually performed or engaged in by, for, or on behalf of, the Company or any of its subsidiaries or affiliates during the employment period.
iii.“Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Participant’s unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Participant during the Employment concerning (A) the business or affairs of the Company, its Affiliates or Subsidiaries; (B) products or services; (C) fees, costs and pricing structures; (D) designs; (E) analyses; (F) drawings, photographs and reports; (G) computer software, including operating systems, applications and program listings; (H) flow charts, manuals and documentation; (I) databases; (J) accounting and business methods; (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (L) customers and Clients and customer or Client lists; (M) other copyrightable works; (N) all production methods, processes, technology and trade secrets; and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Participant’s unauthorized disclosure or any third party’s unauthorized disclosure resulting from any direct or indirect influence by Participant) prior to the date Participant proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

8.Taxes. Unless otherwise required by applicable law, on the Settlement Date, (a) the Shares and the Dividend Payment will be considered ordinary income for tax purposes and subject to all applicable payroll taxes; (b) the Company shall report such income to the appropriate taxing authorities as it determines to be necessary and appropriate; (c) the Participant shall be responsible for payment of any taxes due in respect of the Shares and the Dividend Payment; and (d) the Company shall withhold taxes in respect of the Shares and the Dividend Payment (a “Tax Payment”). In order to satisfy the Participant’s obligation to pay the Tax Payment, the Company will withhold from any Shares otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment (i.e., a “cashless exercise”); provided, however, that the Participant may elect to satisfy his or her obligation to pay the Tax Payment through a non-cashless exercise, by notifying the Company within at least 5 business days before the Settlement Date. If the Participant does not provide such notification within the established timeframe, the Company will proceed with the default method of the cashless exercise. If the Participant fails to pay any required Tax Payment, the Company may, in its discretion, deduct any Tax

Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment (including reducing the number of Shares delivered on the Settlement Date). The Participant agrees to pay the Company in the form of a check or cashier’s check any overage of the Tax Payment paid by the Company as a result of making whole any partial Share issued through a cashless exercise. Furthermore, the Participant acknowledges and agrees that the Participant will be solely responsible for making any Tax Payment directly to the appropriate taxing authorities should the Participant opt not to satisfy his or her Tax Payment through a cashless exercise.

9.Rights as Stockholder. Upon and following the Settlement Date (but not before), the Participant shall be the record or beneficial owner of the Shares unless and until such Shares are sold or otherwise disposed of, and, if a record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights).

10.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein. The Participant expressly consents that any action or proceeding relating to the Plan will be heard without a jury. No action relating to the Plan may be brought later than the first anniversary of earlier of termination of employment or other event giving rise to the claim.

11.Notice. Every notice or other communication relating to this Agreement shall be made in writing and the notice, request or other communication shall be deemed to be received upon receipt by the party entitled thereto. Any notice, request or other communication by the Participant should be delivered to the Company’s Chief Legal Officer.

12.Miscellaneous. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan. The terms and provisions of the Plan and the Vesting Schedule are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

By clicking “I Accept” below, the Participant is hereby agreeing to the terms and conditions of this Agreement as of the Date of Grant set forth above, and that he or she has read the same, including the Vesting Schedule.

Exhibit A - Vesting Schedule

Number of Time-Based RSUs to vest	Vesting Date
[*]	02/28/2025
[*]	02/28/2026
[*]	02/28/2027
4